Exhibit 10.6
Asthmatx
February 10, 2004

Glen French	Asthmatx, Inc.
(Hand Delivered)	1340 Space Park Way
Mountain View, CA 94043
Asthmatx.com

650 810 1100 T
650 810 1101 F
Dear Glen:
I am pleased to offer you the position of President and CEO at Asthmatx, Inc. The purpose of this letter is to outline the offer and terms of your employment.

Job Title:	President and CEO

Starting Date:	December 30, 2003

Salary:	$20,758.34 per month (annualizes to $249,100 per year)

Bonus:	You will be eligible to participate in the Company’s performance-based bonus program.

Stock Options:	The stock option awards you had at Broncus will be replicated in Asthmatx and your vesting in Asthmatx shares will continue until the sooner of full vesting or your termination of employment with the Company.

The stock option awards you had in Broncus ceased vesting on December 30, 2003. You are able to exercise vested Broncus shares up to the end of the original 10 year life of each option or upon your termination of employment with Asthmatx, Inc., whichever is earlier.

Benefits:	Asthmatx has an employee group insurance plan which, in short, provides medical, dental, life, and AD&D. In addition, we expect to offer a 401(k) savings plan, and a Section 125 pretax medical/childcare expense reimbursement plan.

Vacation:	At least three weeks paid vacation will be accrued per year in accordance with the Company’s vacation policy. Unused vacation accrued and not paid out at Broncus has been rolled over to Asthmatx.

Severance:	If your employment is terminated by Asthmatx for any reason other than cause, Asthmatx will pay you your base salary for the lesser of three (3) months from your date of termination or until you secure another financially equivalent opportunity. If during this three month period you secure an opportunity that pays less than your Asthmatx base salary, then Asthmatx will make up the difference until the end of the three month period.

Other:	You will abide by all Asthmatx policies and rules, especially its policy that prohibits any new employee from using or bringing with them from any prior employer any confidential information, trade secrets or proprietary materials or processes of said former employer.

Your employment is at will, meaning it is not for a specific term and can be terminated by you or by Asthmatx at any time for any reason, with or without cause.

This offer is contingent upon your executing Asthmatx’s Proprietary Information and Inventions Agreement (copy attached) and if still valid, we will use the previously provided proof of identity and authorization to work in the United States.

You hereby acknowledge that you are not a party to any agreement that in any way prohibits or imposes any restrictions on your employment with the Company, and your acceptance hereof will not breach any agreement to which you are a party.

Any dispute arising hereunder or arising out of your employment or other relations with the Company will be subject to binding arbitration under the auspices of the American Arbitration Association. This agreement shall be governed, construed and enforced in accordance with the laws of California without regard for the principles of conflict law. Should any provision of this agreement, or portion thereof, be found invalid and unenforceable, the remaining provisions shall continue in force and effect.

Once signed by you, this letter will become a legally binding contract. It will constitute our complete agreement, and will supersede all prior agreements, promises, and discussions.

This agreement may only be amended or modified in a subsequent written document signed by the President or Chairman of the Board of Asthmatx, Inc.

I truly feel that we have an exciting opportunity ahead of us to which you can make a substantial contribution. I look forward to working with you in a mutually beneficial relationship.

Sincerely,

/s/ Michael D. Laufer Michael D. Laufer, MD
Chairman of the Board

I agree to the above stated terms and conditions:

/s/ Glen French	2/12/04
Glen French	Date